Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Announces

Record First Quarter 2015 Results

Strong Start to 2015 Highlighted by Strategic Initiative Success

LEAWOOD, KANSAS - (April 29, 2015) — AMC Entertainment Holdings, Inc. (“AMC” or “the Company”), one of the world’s leading theatrical exhibition companies and an industry leader in innovation and operational excellence, today reported results for the first quarter ended March 31, 2015.

Highlights for the first quarter 2015 include the following:

•                  Total revenues were a first quarter record $653.1 million compared to total revenues of $622.8 million for the three months ended March 31, 2014.

•                  Admissions revenues were $418.7 million compared to $409.0 million for the same period a year ago. Average ticket price was $9.35 compared to $9.12 for the same period a year ago.

•                  Food and beverage revenues were a first quarter record $200.5 million, compared to $181.8 million for the quarter ended March 31, 2014. Food and beverage revenues per patron increased 10.6% to $4.48, representing the highest in the history of the Company.

•                  Adjusted EBITDA(1) was $115.7 million and Adjusted EBITDA Margin(1) was 17.7%, compared to $102.0 million and 16.4%, respectively, for the three months ended March 31, 2014. Included in Adjusted EBITDA is a gain of $18.1 million related to the termination of a postretirement health benefit plan.  The gain was recorded as a reduction of general and administrative expenses.  The prior year’s first quarter included credits related to net periodic benefit costs for the postretirement medical plan, theatre support center rent, employee incentive plans and expenses related to abandoned projects of approximately $2.3 million.

•                  Earnings (loss) from continuing operations and diluted earnings (loss) per share from continuing operations were $6.1 million and $0.06, respectively, compared to $(4.8) million and $(0.05), respectively, for the three months ended March 31, 2014.

•                  Net earnings (loss) and diluted earnings (loss) per share were $6.1 million and $0.06, respectively, compared $(4.5) million and $(0.05), respectively, for the three months ended March 31, 2014.

“We are pleased with our start to 2015, as AMC’s unique connection with guests and unrelenting innovation in comfort and convenience, enhanced food and beverage, and premium sight and sound are generating solid results,” said Gerry Lopez, AMC president and chief executive officer.  “Our comprehensive portfolio of strategic initiatives is transforming the movie-going experience for our guests as our food and beverage enhancements generated another company record and all-time high $4.48 in food and beverage revenues per patron, a 10.6% increase over the same quarter a year ago.  Similarly, compared to a year ago, admissions revenues per screen increased 11.4% at our 60 recliner theatres.  These initiatives are powerful drivers of value for both our guests and shareholders.”

(1)         (Reconciliations and definitions of non-GAAP financial measures are provided in the financial schedules accompanying this press release.)

CFO Commentary

Commentary on the quarter by Craig Ramsey, AMC’s executive vice president and chief financial officer, is available at http://investor.amctheatres.com

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 4:00 p.m. CT/5:00 p.m. ET on Wednesday, April 29, 2015. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at http://investor.amctheatres.com for a link to the webcast.  Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 407-3982, or (201) 493-6780 for international participants.

A podcast and archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC (NYSE:AMC) is the guest experience leader with 347 locations and 4,972 screens located primarily in the United States. AMC has propelled innovation in the theatrical exhibition industry and continues today by delivering more comfort and convenience, enhanced food & beverage, greater engagement and loyalty, premium sight & sound, and targeted programming. AMC operates the most productive theatres in the country’s top markets, including No. 1 market share in the top three markets (NY, LA, Chicago). www.amctheatres.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, decreased supply, quality and performance of, and delays in our access to, motion pictures; risks relating to our significant indebtedness; our ability to utilize net operating loss carry forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film delivery methods and other forms of entertainment; continued effectiveness of our strategic initiatives; the impact of shorter theatrical exclusive release windows; the impact of governmental regulation, including anti-trust review of our acquisition opportunities; unexpected delays and costs related to our optimization of our theatre circuit; and failures, unavailability or security breaches of our information systems.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2015, and our other public filings. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Fiscal Periods Ended 3/31/15 and 3/31/14

(dollars in thousands, except per share data)

(Unaudited)

	Quarter Ended
	March 31,
	2015	2014
Revenues
Admissions	$418,694	$409,020
Food and beverage	200,524	181,764
Other theatre	33,906	31,974

Total revenues	653,124	622,758

Operating costs and expenses
Film exhibition costs	223,088	212,100
Food and beverage costs	28,508	25,123
Operating expense	187,258	179,693
Rent	117,921	114,944
General and administrative:
Merger, acquisition and transaction costs	1,578	362
Other	4,941	18,220
Depreciation and amortization	57,777	54,777

Operating costs and expenses	621,071	605,219

Operating income	32,053	17,539
Other expense (income)
Other income	—	(4,229)
Interest expense:
Corporate borrowings	26,079	29,658
Capital and financing lease obligations	2,373	2,525
Equity in (earnings) losses of non-consolidated entities	(1,324)	5,384
Investment income	(5,143)	(7,857)

Total other expense	21,985	25,481

Earnings (loss) from continuing operations before income taxes	10,068	(7,942)
Income tax provision (benefit)	3,930	(3,100)

Earnings (loss) from continuing operations	6,138	(4,842)
Gain from discontinued operations, net of income taxes	—	334

Net earnings (loss)	$6,138	$(4,508)

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.06	$(0.05)
Earnings from discontinued operations	—	—
Net earnings (loss) per share	$0.06	$(0.05)

Average shares outstanding diluted	97,919	97,390

Balance Sheet Data (at period end):

(dollars in thousands)

(unaudited)

	As of
	March 31,	December 31,
	2015	2014
Cash and equivalents	$144,804	$218,206
Corporate borrowings	1,787,501	1,791,005
Other long-term liabilities	419,610	419,717
Capital and financing lease obligations	107,818	109,258
Stockholders’ equity	1,496,382	1,512,732
Total assets	4,662,755	4,763,732

Other Data:

(in thousands, except operating data)

(unaudited)

	Quarter Ended
	March 31,
	2015	2014
Net cash provided by (used in) operating activities	21,563	(1,575)
Capital expenditures	(69,590)	(55,599)
Screen acquisitions	8	1
Screen dispositions	—	13
Construction openings (closures), net	4	(19)
Average screens-continuing operations	4,884	4,852
Number of screens operated	4,972	4,945
Number of theatres operated	347	341
Screens per theatre	14.3	14.5
Attendance (in thousands) -continuing operations	44,758	44,825

Reconciliation of Adjusted EBITDA:

(dollars in thousands)

(unaudited)

	Quarter Ended
	March 31,
	2015	2014
Earnings (loss) from continuing operations	$6,138	$(4,842)
Plus:
Income tax provision (benefit)	3,930	(3,100)
Interest expense	28,452	32,183
Depreciation and amortization	57,777	54,777
Certain operating expenses (2)	4,064	6,156
Equity in (earnings) losses of non-consolidated entities	(1,324)	5,384
Cash distributions from non-consolidated entities	14,486	16,825
Investment expense (income)	(5,143)	(7,857)
Other income (3)	—	(4,229)
General and administrative expense-unallocated:
Merger, acquisition and transaction costs	1,578	362
Stock-based compensation expense (4)	5,739	6,357
Adjusted EBITDA (1)	$115,697	$102,016
Adjusted EBITDA Margin (5)	17.7%	16.4%

(1)We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•                  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•                  does not reflect changes in, or cash requirements for, our working capital needs;

•                  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•                  excludes income tax payments that represent a reduction in cash available to us; and

•                  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

(2) Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rent expense, and disposition of assets and other gains included in operating expenses.

(3) Other income for the three months ended March 31, 2014 was due to net gains on extinguishment of indebtedness related to the cash tender offer and redemption of the Notes due 2019 of $4,383,000, partially offset by other expenses of $154,000.

(4) Non-cash expense included in General and administrative: Other

(5) We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Total Revenues.

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